Exhibit 99.1

Genasys Inc. Reports Fiscal First Quarter 2022 Financial Results

Year-Over-Year Revenue Growth of 33%

Advancing SaaS Transformation with New Contract Wins and Growth Investment

SAN DIEGO, CA – February 7, 2022 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions that help protect and keep people safe, today announced financial results for the Company’s fiscal first quarter ended December 31, 2021.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “Fiscal 2022 is off to a solid start with another quarter of strong revenue, continued execution, and development of new business opportunities. First quarter revenue increased 33% year-over-year, despite the supply chain challenges disrupting businesses globally. We are navigating these challenges primarily through reengineering solutions and developing alternative channels for sourcing materials. We have also added to our crucial components inventory in order to support our 2022 growth objectives and mitigate potential supply chain risks. We continue to invest in planned staffing and resources to grow our Software-as-a-Service (SaaS) business, which we believe over time will materially shift our revenue mix towards higher margin, recurring revenue.”

Mr. Danforth continued, “We recently announced new SaaS contracts with key wins in Texas, California, and our first European Union Public Warning system win in the country of Slovenia. Our unified solutions are now on track to help protect more than 40 million lives globally. Demand for critical communications systems remains strong as governments and private enterprises seek solutions that will help keep their constituencies safe and informed. We are increasingly optimistic about our growing market opportunities given the strength of our integrated platform, our key competitive differentiators, and our levels of active dialogue with an increasing number of potential customers.”

Outlook

Mr. Danforth concluded, “We are reaffirming our fiscal 2022 outlook for another year of record revenue. While our revenue expectation remains unchanged from our prior earnings release, we remain cautious regarding any impact from unforeseen supply chain disruptions. We are comfortable that our working capital is sufficient for executing our growth objectives.”

Fiscal First Quarter 2022 Financial Summary

Fiscal first quarter revenue was $10.7 million, an increase of 33% compared with $8.0 million in the prior year quarter.

Gross profit margin was 45.9%, roughly in line with 46.1% in the first quarter of fiscal 2021.

Operating expenses were $6.5 million, up 48% from $4.4 million in the same period a year ago, largely due to a 42% increase in selling, general and administrative expenses, primarily related to planned, additional strategic growth spending to accelerate SaaS revenue.

Net loss in the quarter was $1.3 million, or $(0.04) per diluted share, compared with a net loss of $0.6 million, or $(0.02) per share, in the first quarter of fiscal 2021. The decrease was due primarily to increased operating expenses, as discussed above, which were partially offset by higher revenues.

Adjusted EBITDA was $(0.4) million for the first quarter of fiscal 2022, compared with $(0.2) million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $17.5 million on December 31, 2021, compared with $20.7 million on September 30, 2021.

Working capital totaled $15.4 million on December 31, 2021, compared with $18.0 million on September 30, 2021. The decrease in working capital was primarily due to higher inventory at the end of the quarter to mitigate potential supply chain disruptions.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA which we believe provides helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the first quarter of fiscal year 2022 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link:

Webcast: https://www.webcaster4.com/Webcast/Page/1375/44369

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys® is a global provider of critical communications systems and solutions that help protect and keep people safe. Genasys provides a multichannel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after public safety threats and critical business events. The Company's unified critical communications platform includes Genasys Emergency Management (GEM) software-as-a-service, Integrated Mass Notification Systems (IMNS), Zonehaven™ emergency evacuation resources, National Emergency Warning Systems (NEWS), LRAD® long-range voice broadcast systems, and more.

Genasys systems are in service in more than 100 countries in a range of diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security, and other applications. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics and how they may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2021. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Kimberly Rogers

Hayden IR

ir@genasys.com

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	December 31,
	2021	September 30,
	(unaudited)	2021

ASSETS
Current assets:
Cash and cash equivalents	$10,136	$13,167
Short-term marketable securities	3,938	5,686
Restricted cash	273	279
Accounts receivable, net	6,787	7,682
Inventories, net	9,142	6,416
Prepaid expenses and other	1,223	2,255
Total current assets	31,499	35,485
Long-term marketable securities	3,381	1,875
Long-term restricted cash	1,083	1,082
Deferred tax assets, net	8,330	8,039
Property and equipment, net	1,821	1,755
Goodwill	23,787	23,834
Intangible assets, net	12,251	12,804
Operating lease right of use asset	4,689	4,862
Prepaid expenses and other - noncurrent	439	392
Total assets	$87,280	$90,128

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,259	$2,160
Accrued liabilities	12,611	14,111
Notes payable, current portion	290	296
Operating lease liabilities, current portion	906	899
Total current liabilities	16,066	17,466

Notes payable, less current portion	-	-
Other liabilities, noncurrent	995	995
Operating lease liabilities, noncurrent	5,488	5,709
Total liabilities	22,549	24,170

Total stockholders' equity	64,731	65,958
Total liabilities and stockholders' equity	$87,280	$90,128

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands except per share amounts)

	Three months ended
	December 31,
	2021	2020
	(unaudited)	(unaudited)

Revenues	$10,677	$8,028
Cost of revenues	5,783	4,324
Gross profit	4,894	3,704

Operating expenses:
Selling, general and administrative	5,134	3,331
Research and development	1,369	1,066
Total operating expenses	6,503	4,397

Income from operations	(1,609)	(693)
Other income and expense, net	13	69
Loss before income taxes	(1,596)	(624)
Income tax benefit	(291)	(5)
Net loss	$(1,305)	$(619)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.02)

Weighted average common shares outstanding:
Basic and diluted	36,456	33,574

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(1,305)	$(619)
Other income and expense, net	(13)	(69)
Income tax benefit	(291)	(5)
Depreciation and amortization	639	281
Stock based compensation	558	182
Adjusted EBITDA	$(412)	$(230)